FIRST PACIFIC ADVISORS, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                  May 9, 1996



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Diagnostic/Retrieval Systems, Inc.

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended April 30, 1996 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  Principal and Chief
                                                   Executive Officer

JDP:vb

Enclosures




Date:                              Signed:

           SOURCE CAPITAL, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                  May 9, 1996



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Diagnostic/Retrieval Systems, Inc.

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended April 30, 1996 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  President & Treasurer

JDP:vb

Enclosures




Date:                              Signed:

           FPA NEW INCOME, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                  May 9, 1996



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Diagnostic/Retrieval Systems, Inc.

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended April 30, 1996 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  Treasurer

JDP:vb

Enclosures




Date:                              Signed:

          FPA CAPITAL FUND, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
        WRITER'S DIRECT DIAL NUMBER
              (310) 996-5430



                                                 May 9, 1996



Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Diagnostic/Retrieval Systems, Inc.

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended April 30, 1996 which has been filed through the EDGAR system.

If you have any questions regarding this filing, please contact the undersigned.

Please acknowledge receipt of the above form by dating and signing the duplicate letter and returning it to me in the enclosed envelope.


                                                  Sincerely,

                                                   /s/ Julio J. de Puzo, Jr.

                                                  Julio J. de Puzo, Jr.
                                                  Treasurer

JDP:vb

Enclosures




Date:                              Signed:

               UNITED STATES
    SECURITIES AND EXCHANGE COMMISSION
          Washington, D.C. 20549



               SCHEDULE 13G


 Under the Securities Exchange Act of 1934

        (Amendment No.     8    )*


    Diagnostic/Retrieval Systems, Inc.
             (Name of Issuer)

           Class A Common Stock
      (Title of Class of Securities)

                 252456108
              (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















            PAGE 1 OF 13 PAGES
CUSIP No.  252456108

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   -0-

12) TYPE OF REPORTING PERSON*

               IA







*SEE INSTRUCTION BEFORE FILLING OUT!



            PAGE 2 OF 13 PAGES
ITEM 1(a)    NAME OF ISSUER.

               Diagnostic/Retrieval Systems, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Sylvan Way, Parsippany, NJ  07054

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Class A Common Stock

ITEM 2(e)    CUSIP NUMBER.

               252456108

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               First Pacific Advisors, Inc. had no beneficial ownership of Class A Common Stock of Diagnostic/Retrieval Systems, Inc. as of April 30, 1996.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A








            PAGE 3 OF 13 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                May 9, 1996

Date


         /s/ Julio J. de Puzo, Jr.

Signature



Julio J. de Puzo, Jr., Principal and Chief Executive Officer

Name/Title




















            PAGE 4 OF 13 PAGES
CUSIP No.  252456108

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Source Capital, Inc.
               95-2559370

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   -0-

12) TYPE OF REPORTING PERSON*

               IV




*SEE INSTRUCTION BEFORE FILLING OUT!






            PAGE 5 OF 13 PAGES
ITEM 1(a)    NAME OF ISSUER.

               Diagnostic/Retrieval Systems, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Sylvan Way, Parsippany, NJ  07054

ITEM 2(a)    NAME OF PERSON FILING.

               Source Capital, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Delaware

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Class A Common Stock

ITEM 2(e)    CUSIP NUMBER.

               252456108

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Source Capital, Inc. had no beneficial ownership of Class A Common Stock of Diagnostic/Retreival Systems, Inc. as of April 30, 1996.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A








            PAGE 6 OF 13 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                May 9, 1996

Date


         /s/ Julio J. de Puzo, Jr.

Signature



Julio J. de Puzo, Jr., President & Treasurer

Name/Title




















            PAGE 7 OF 13 PAGES
CUSIP No.  252456108

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               FPA New Income, Inc.
               94-1632698

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Maryland

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   -0-

12) TYPE OF REPORTING PERSON*

               IV



*SEE INSTRUCTION BEFORE FILLING OUT!







            PAGE 8 OF 13 PAGES
ITEM 1(a)    NAME OF ISSUER.

               Diagnostic/Retrieval Systems, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Sylvan Way, Parsippany, NJ  07054

ITEM 2(a)    NAME OF PERSON FILING.

               FPA New Income, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Maryland

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Class A Common Stock

ITEM 2(e)    CUSIP NUMBER.

               252456108

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               FPA New Income, Inc. had no beneficial ownership of Class A Common Stock of Diagnostic/Retrieval Systems, Inc. as of April 30, 1996.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A








            PAGE 9 OF 13 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                May 9, 1996

Date


         /s/ Julio J. de Puzo, Jr.

Signature



     Julio J. de Puzo, Jr., Treasurer

Name/Title




















            PAGE 10 OF 13 PAGES
CUSIP No.  252456108

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               FPA Capital Fund, Inc.
               94-1632697

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Maryland

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   -0-

12) TYPE OF REPORTING PERSON*

               IV







*SEE INSTRUCTION BEFORE FILLING OUT!



            PAGE 11 OF 13 PAGES
ITEM 1(a)    NAME OF ISSUER.

               Diagnostic/Retrieval Systems, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Sylvan Way, Parsippany, NJ  07054

ITEM 2(a)    NAME OF PERSON FILING.

               FPA Capital Fund, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Maryland

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Class A Common Stock

ITEM 2(e)    CUSIP NUMBER.

               252456108

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               FPA Capital Fund, Inc. had no beneficial ownership of Class A Common Stock of Diagnostic/Retrieval Systems, Inc. as of April 30, 1996.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A








            PAGE 12 OF 13 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       May 9, 1996

Date


/s/ Julio J. de Puzo, Jr.

Signature



Julio J. de Puzo, Jr., Treasurer

Name/Title



















   PAGE 13 OF 13 PAGES